Filed in the Office of	Business Number C22155-1998
FVAguilar	Filing Number 20255167228
Secretary of State State Of Nevada	Filed On 9/10/2025 3:19:00 PM
	Number of Pages 18

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: Flux Power Holdings, Inc.

Entity or Nevada Business Identification Number (NVID): NV19981335128

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: More than 50%

Or ☐ No action by stockholders is required, name change only.

☐ Officer's Statement (foreign qualified entities only) -
Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) The Articles have been amended and restated as set forth on the attachment. (attach additional page(s) if necessary)
6. Signature: (Required)	X Signed by [signature] 0E5B4F3857B541B Signature of Officer or Authorized Signer — Chief Executive Officer (Title) X ____________________ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FLUX POWER HOLDINGS, INC.

Pursuant to the provisions of Sections 78.195, 78.207, 78.390 and 78.403 of the Nevada Revised Statutes (as amended from time to time, the "NRS"), the undersigned hereby certifies as follows:

1. The name of the corporation is Flux Power Holdings, Inc. (the "Corporation"). The Corporation's Nevada Business Identification Number is NV19981335128.

2. The Corporation's Articles of Incorporation was originally filed in the office of the Secretary of State of the State of Nevada on September 21, 1998, and was subsequently amended and restated on February 18, 2015 (as amended and restated, the "Original Articles"), and further amended on August 10, 2018 and May 28, 2025 (together, the "Certificates of Amendment"). The Corporation additionally filed a Certificate of Change on July 9, 2019 (the "Certificate of Change").

3. These Second Amended and Restated Articles of Incorporation (the "Amended and Restated Articles"), which restate and amend, in all respects, the provisions of the Original Articles and the Certificates of Amendment, were duly approved by the stockholders of the Corporation in accordance with the provisions of Section 78.390 of the NRS.

4. The text of the Original Articles and the Certificates of Amendment are hereby restated and amended in their entirety to read as follows:

Article I

The name of the corporation is Flux Power Holdings, Inc.

Article II

The principal place of business of the corporation shall be in the County of Clark and in the State of Nevada, but the Board of Directors shall designate other places, either within or without the State of Nevada, where other offices may be established and maintained and where corporate business may be transacted.

Article III

Omitted

Article IV

The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporation may be incorporated under the laws of the State of Nevada, as they may be amended from time to time, and specifically, but not in limitation thereof for the purpose of developing genetically engineered agricultural and cloning a variety of nursery crops.

Article V

There are no limitations of the powers of the corporation.

Article VI

A. Authorized Capital Stock. The corporation shall have authority to issue seventy-five million (75,000,000) shares of Common Stock at par value of $0.001 per share; and three million (3,000,000) shares of preferred stock at a par value of $0.001 ("Preferred Stock").

B. Rights, Preferences, Privileges and Restrictions of Preferred Stock. Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. With the exception of the Series A Convertible Preferred Stock, the terms of which are set forth herein under Article VI(C), the board of directors is hereinafter vested with the authority to fix by resolution or resolutions, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. With the exception of the Series A Convertible Preferred Stock, before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the Board, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the NRS.

C. Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

1. Designation. The shares of such series of Preferred Stock shall be designated as "Series A Convertible Preferred Stock", with a par value of $0.001 per share, and the number of shares constituting such series shall be one million (1,000,000) (which shall not be subject to increase without the consent of the Holders of a majority of the then-issued and outstanding Series A Convertible Preferred Stock). The rights, preferences, powers, restrictions, and limitations of the Series A Convertible Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"20-Day VWAP" means the daily volume weighted average of actual trading prices measured in hundredths of cents of the Common Stock of the Company on the Trading Market for the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the Initial Closing Date.

"**Bankruptcy Event**" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial

part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"**Board**" means the board of directors of the Corporation.

"**Change of Control**" means (a) any sale, lease, or transfer or series of sales, leases, or transfers of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries; (b) any sale, transfer, or issuance (or series of sales, transfers, or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer, or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization, or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

"**Common Stock**" means the common stock, par value $0.001 per share, of the Corporation.

"**Common Stock Deemed Outstanding**" means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; *provided*, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly owned Subsidiaries.

"**Convertible Securities**" means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

"**Conversion Date**" has the meaning set forth in Section 8.2(a).

"**Conversion Event**" has the meaning set forth in Section 8.1(b).

"**Conversion Price**" has the meaning set forth in Section 8.1(a).

"**Conversion Shares**" means the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock in accordance with the terms of Section 8.

"**Dividend Date**" has the meaning set forth in Section 4.1.

"**Dividend Rate**" means 8.0% per annum.

"**Exchange Act**" means the Securities and Exchange Act of 1934, as amended.

"**Excluded Issuances**" means any issuance or sale (or deemed issuance or sale in accordance with Section 8.7(d)) by the Corporation after the Initial Closing Date of: (a) shares of Common Stock issued on the conversion of the Series A Convertible Preferred Stock; (b) shares of Common Stock (or options or Convertible Securities) to the Corporation's management, directors or other service providers pursuant to compensation and incentive programs approved by the Board; (c) Shares issued upon exercise of the Pre-Funded Warrants; or (d) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) or Convertible Securities issued on or before prior to the Initial Closing Date, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

"**Initial Closing Date**" means the initial closing in which the Pre-Funded Warrants are first issued to holders of such securities (without regard to any subsequent transfer of such Pre-Funded Warrants).

"**Junior Securities**" means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Convertible Preferred Stock.

"**Liquidation**" has the meaning set forth in Section 5.

"**Liquidation Value**" means, with respect to any Share on any given date, the Purchase Price paid to the Corporation with respect to such Share by such holder to whom such Share was originally issued (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Convertible Preferred Stock).

"**Majority Holders**" means holders of at least a majority of the then outstanding Shares.

"**NASDAQ**" means The Nasdaq Stock Market LLC.

"**Notice of Conversion**" has the meaning set forth in Section 8.2(a).

"**Options**" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

"**Payment-in-Kind**" has the meaning set forth in Section 4.2.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

"**Per Share Market Value**" means on any particular date (a) the closing bid price per share of Common Stock on such date (as reported by Bloomberg Information Services, Inc., or any successor reporting service) on the NASDAQ or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the NASDAQ or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting

prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Board.

"Pre-Funded Warrants" means the warrants to purchase shares of Series A Convertible Preferred Stock.

"**Purchase Price**" means the purchase price per Pre-Funded Warrant paid for by the holders of such securities.

"**Series A Convertible Preferred Stock**" has the meaning set forth in Section 1.

"**Share**" means a share of Series A Convertible Preferred Stock.

"**Subsequent Market**" means the New York Stock Exchange, NYSE American or The Nasdaq Global Select Market.

"**Subsidiary**" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

"**Supermajority Holders**" means holders of at least two-thirds of the then outstanding Shares.

"**Trading Day**" means a day on which the principal Trading Market is open for trading.

"**Trading Market**" means any of the following markets or exchanges on which the shares of Common Stock are listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Convertible Preferred Stock shall rank senior to all Junior Securities.

4. Dividends.

4.1. Dividend Preference. The holders of each share of the Series A Convertible Preferred Stock then outstanding shall be entitled to receive cumulative cash dividends, at the annual Dividend Rate, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend payable on the Common Stock or any other Junior Securities, payable quarterly on the last day of March, June, September, and December of each year (each, a "Dividend Date"). Such dividends shall accrue with respect to each share of Series A Convertible Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus, or other funds legally available for the payment of dividends, and shall be cumulative so that, if such dividends on the Series A Convertible Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for the Common Stock or any Junior Securities. Such cumulative dividends shall be payable only if, as, and when declared by the Board; *provided*, however, that such cumulative dividends, if declared or if accrued but undeclared, will be automatically payable, upon any liquidation event described in Section 5. No accumulation of dividends on the Series A Convertible

Preferred Stock shall bear interest and dividends on any shares of Series A Convertible Preferred Stock shall cease to accrue upon conversion of such shares to Common Stock.

4.2 Payment in Dividend. Each dividend shall be paid either in shares of Series A Convertible Preferred Stock ("Payment-in-Kind") or in cash, at the option of the Corporation on the respective Dividend Date; provided, however, that dividends may only be paid to the extent permitted under applicable law out of funds legally available therefor. For Payment-in-Kind dividends, each holder on the record date for such divided will receive that number of shares of Series A Convertible Preferred Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) product that is equal to the Conversion Price multiplied by ten (10). No fractional shares shall be issued upon payment of such dividends pursuant to this Section 4.2 and the number of shares to be issued upon payment of such dividends will be rounded up to the nearest whole share; provided, that, in lieu of rounding up to the nearest whole share, the Corporation may, at its option, pay a cash adjustment in respect of such fractional interest equal to such fractional interest of such shares of Series A Convertible Preferred Stock, on an as-converted-basis, multiplied by the Per Share Market Value on the respective dividend date. Each dividend paid in cash shall be mailed to the holders of record of Series A Convertible Preferred Stock of the Corporation as their names appear on the share register of the Corporation or at the office of the Corporation's transfer agent on the corresponding dividend payment date. Holders will receive written notification from the Corporation or the transfer agent if a dividend is paid in shares of Series A Convertible Preferred Stock, which notification will specify the number of shares of Series A Convertible Preferred Stock paid as a dividend. Certificates or statements in book entry format representing the shares of Series A Convertible Preferred Stock issuable upon payment of each Payment-In-Kind shall be delivered to each holder entitled to receive such Payment-in-Kind (in appropriate denominations) as soon as reasonably practicable. No holder of Series A Convertible Preferred Stock shall be entitled to Payment-in-Kind dividend pursuant to this Section 4.2, and no issuance of Series A Convertible Preferred Stock pursuant this Section 4.2 shall occur, to the extent such issuance would require the Corporation to issue shares of Series A Convertible Preferred Stock in excess of the Corporation's then sufficient authorized and unissued shares of Series A Convertible Preferred Stock.

4.3 Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), Bankruptcy Event, or Change of Control, the holders of shares of Series A Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Liquidation Value for each share of Series A Convertible Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series A Convertible Preferred Stock shall be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Notwithstanding anything herein to the contrary, until such time as the Series A Convertible Preferred Stock is paid in full hereunder, the holders of shares of Series A Convertible Preferred Stock shall have the right to convert the Series A Convertible Preferred Stock pursuant to the terms of herein.

6. Voting Rights. The holders of shares of Series A Convertible Preferred Stock shall have a right to vote as a single class with the holders of Common Stock on an as-if-converted-to-Common-Stock-basis based on the greater of the (i) Conversion Price, or the (ii) Minimum Price as defined in Rule 5635(d) of the NASDAQ Listing Rules. The forgoing voting rights are subject to adjustment only in the event under

Section C.8(e) and Section C.8(f) of Article VI. Additionally, as long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the Majority Holders: (i) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock; (ii) amend its Articles of Incorporation or bylaws in any manner that adversely affects any powers, preferences or rights of the Series A Convertible Preferred Stock; (iii) authorize any increase in the number of shares of Series A Convertible Preferred Stock or issue any additional shares of Series A Convertible Preferred Stock, (iv) amend the definition of Liquidation Value, or (v) amend the rate at which or the manner in which dividends on the Series A Convertible Preferred Stock accrue or accumulate or the times at which such dividends become payable pursuant to Section 4.

7. [RESERVED].

8. Conversion.

8.1 Right to Convert; Automatic Conversion.

(a) Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Initial Closing Date, any holder of Series A Convertible Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series A Convertible Preferred Stock held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of Shares to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such Shares to be converted, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per Share (the "Conversion Price") shall be equal to 120% of the 20-Day VWAP per share of Common Stock, subject to adjustment as applicable in accordance with Section 8.7 below.

(b) Automatic Conversion. Subject to the provisions of this Section 8, (i) upon the conversion of the Shares by the Majority Holders, (ii) at the date and time indicated by the affirmative vote or written consent (received by the Corporation) of the Majority Holders to the conversion of all then outstanding Series A Convertible Preferred Stock, or (iii) on the fifth (5th) anniversary of the Initial Closing Date, all of the outstanding Shares of Series A Convertible Preferred Stock held by stockholders shall automatically convert along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock as is determined by (x) multiplying the number of Shares to be converted by the Liquidation Value thereof, (y) adding to the result all accrued and accumulated and unpaid dividends on such Shares to be converted, and then (z) dividing the result by the applicable Conversion Price then in effect.

8.2 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Convertible Preferred Stock pursuant to Section 8.1(a), (i) a holder shall submit a written election ("Notice of Conversion") to the Corporation stating that such holder elects to convert all or any number of Shares, the number of Shares elected to be converted, and the number of Shares then held by the holder, and (ii) if such holder's Shares are certificated, surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the holder's election, whether the applicable Conversion Shares shall be credited to the account of the

holder's (or to his, her or its nominees') prime broker with DTC through its Deposit Withdrawal Agent Commission system (a "DWAC Delivery"). The close of business on the date of receipt by the Corporation of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the date of conversion (the "Conversion Date"), and the shares of Common Stock issuable upon conversion of the specified Shares shall be deemed to be outstanding of record as of such date. Not later than three (3) business days after each Conversion Date, the Corporation shall deliver to the applicable holder or to his, her or its nominees, a statement that confirms to the applicable holder (or to his, her or its nominees) the number of Common Stock that have been issued (such issuance to be in book entry format unless otherwise determined by the Corporation) upon conversion of such holder's Shares of Series A Convertible Preferred Stock, and the shares of Series A Convertible Preferred Stock or portion thereof that have been converted shall be automatically cancelled. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Procedures for Automatic Conversion. Upon the occurrence of a Conversion Event as set forth in Section 8.1(b), all outstanding Shares of Series A Convertible Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 8.1(b) without any further action by the relevant holder of such Shares or the Corporation. As promptly as practicable following such Conversion Event (but in any event within ten (10) days thereafter), the Corporation shall send each holder of Shares of Series A Convertible Preferred Stock written notice of such event which includes the number of Shares being converted. Upon receipt of such notice, if such holder's Shares are certificated, such holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. Not later than five (5) business days following the Conversion Event, the Corporation shall deliver to the applicable holder or to his, her or its nominees, a statement that confirms to the applicable holder (or to his, her or its nominees) the number of Common Stock that have been issued (such issuance to be in book entry format unless otherwise determined by the Corporation) upon conversion of such holder's Shares of Series A Convertible Preferred Stock, and the shares of Series A Convertible Preferred Stock or portion thereof that have been converted shall be automatically cancelled. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(c) Effect of Conversion. All Shares of Series A Convertible Preferred Stock converted as provided in this Section 8.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

8.3 [RESERVED].

8.4 Reservation of Common Stock. The Corporation shall at all times when any Shares of Series A Convertible Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Convertible Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.7 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official

notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Convertible Preferred Stock.

8.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Convertible Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

8.6 [RESERVED].

8.7 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series A Convertible Preferred Stock shall be subject to adjustment from time to time as provided in this Section 8.7.

(a) Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 8.7(c) and except in the case of an event described in either Section 8.7(e) or Section 8.7(f), if the Corporation shall, at any time or from time to time after the Initial Closing Date, issue or sell, or in accordance with Section 8.7(d) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Conversion Price equal to the quotient obtained by dividing:

(i) the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Conversion Price then in effect plus (B) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by

(ii) the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

Whenever following the Initial Closing Date, the Corporation shall issue or sell, or in accordance with Section 8.7(d) is deemed to have issued or sold, any shares of Common Stock, the Corporation shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares issued or sold, or deemed issued or sold, the amount and the form of the consideration received by the Corporation, and the method of computation of such amount and shall cause copies of such certificate to be mailed to the holders of record of Series A Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder).

(b) Adjustment to Number of Conversion Shares upon Adjustment to Conversion Price. Upon any and each adjustment of the Conversion Price as provided in Section 8.7(a), the number of Conversion Shares issuable upon the conversion of the Series A Convertible Preferred Stock immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing:

(i) the product of (A) the Conversion Price in effect immediately prior to any such adjustment multiplied by (B) the number of Conversion Shares issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to any such adjustment; by

(ii) the Conversion Price resulting from such adjustment.

(c) Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Series A Convertible Preferred Stock with respect to any Excluded Issuance.

(d) Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 8.7(a) hereof, the following shall be applicable:

(i) Issuance of Options. If the Corporation shall, at any time or from time to time after the Initial Closing Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8.7(d)(v)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 8.7(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.7(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 8.7(d)(iii), no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii) Issuance of Convertible Securities. If the Corporation shall, at any time or from time to time after the Initial Closing Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 8.7(d)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 8.7(a)), at a price per share equal to the quotient obtained by dividing

(A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 8.7(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 8.7(d)(iii), (A) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of this Section 8.7(d).

(iii) Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 8.7(d)(i) or Section 8.7(d)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion, or exchange of any Convertible Securities referred to in Section 8.7(d)(i) or Section 8.7(d)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 8.7(d)(i) or Section 8.7(d)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 8.7(d)(i) hereof or any Convertible Securities referred to in Section 8.7(d)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 8.7) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 8.7 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate, or maximum number of shares, as the case may be, at the time initially granted, issued, or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced, and the number of Conversion Shares issuable upon the conversion of the Series A Convertible Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 8.7(b).

(iv) Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 8.7 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Corporation), the Conversion Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 8.7 to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Initial Closing Date, issue or sell, or is deemed to have issued or sold in accordance with Section 8.7(d), any shares of Common Stock, Options, or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system, or association or similar pricing

system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options, or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and a Supermajority Interest.

(vi) Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 8.7, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 8.7.

(e) Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Initial Closing Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately decreased. Any adjustment under this Section 8.7(e) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(f) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation's assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.7(e)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with

respect to or in exchange for Common Stock, each Share of Series A Convertible Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to the Series A Convertible Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series A Convertible Preferred Stock (including, in the case of any consolidation, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale, or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series A Convertible Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale, or similar transaction). The provisions of this Section 8.7(f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series A Convertible Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A Convertible Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8.7(f), each holder of Shares of Series A Convertible Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1 (if applicable to such event or transaction) or Section 8 hereunder, instead of giving effect to the provisions contained in this Section 8.7(f) with respect to such holder's Series A Convertible Preferred Stock.

(g) Certain Events. If any event of the type contemplated by the provisions of this Section 8.7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights, or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of Shares of Series A Convertible Preferred Stock so as to protect the rights of the holder of such Shares in a manner consistent with the provisions of this Section 8; *provided*, that no such adjustment pursuant to this Section 8.7 shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 8.

(h) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than 10 days thereafter, the Corporation shall furnish to each holder of record of Series A Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in

writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Convertible Preferred Stock, but in any event not later than 10 days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the Shares of Series A Convertible Preferred Stock held by such holder.

(i) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series A Convertible Preferred Stock and the Conversion Shares.

(j) Fractional Shares. No fractional interest in a share of Common Stock shall be issued on conversion of any Shares of Series A Convertible Preferred Stock in accordance with this Section 8. In lieu of delivering fractional shares, the Corporation shall pay in cash an amount equal to the product of (i) such fractional share multiplied by (ii) the Per Share Market Value as determined in good faith by the Board.

9. Preemptive Rights. Holders of Series A Convertible Preferred Stock shall not be entitled to any preemptive, subscription, or similar rights in respect of any securities of the Corporation, except as specifically set forth herein or in any other document agreed to by the Corporation.

10. Reissuance of Series A Convertible Preferred Stock. Any Shares of Series A Convertible Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

11. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 11).

Article VII

The holders of the Common Stock shall not have preemptive rights as to the stock then and thereafter authorized to be issued, including Treasury Stock.

Article VIII

The corporation shall be managed by a Board of Directors whose duties and responsibilities are set forth in By-Laws to be adopted by the corporation. The corporation shall have not less than one, nor more than seven Directors.

Article IX

Omitted

Article X

The Board of Directors of the corporation may from time to time distribute on a pro-rata basis to its shareholders out of the capital surplus of the corporation, a portion of its assets, in cash or property.

Article XI

The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she is or was an officer, director, employee of agent of the corporation. This indemnification shall be mandatory on all circumstances in which indemnification is permitted by law.

Article XII

The corporation shall indemnify its directors and officers of the corporation from personal liability for lawful acts of the corporation as permitted by law.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on September 10, 2025.

Flux Power Holdings, Inc., a Nevada corporation

Signed by:

By: ______________________
6E5D4F3857B341B...

Name: Krishna Vanka
Title: Chief Executive Officer